Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Hexcel to Acquire ARC Technologies

STAMFORD, Conn., November 30, 2018 – Hexcel Corporation (NYSE:HXL) announced today that it has entered into a definitive agreement to acquire ARC Technologies, Inc., a leading supplier of custom RF / EMI and microwave absorbing composite materials for military, aerospace and industrial applications. The acquisition strengthens Hexcel’s existing advanced materials portfolio in structural composites and thermoplastics and provides new opportunities for growth and market penetration.

ARC Technologies, founded in 1988, is a privately-owned manufacturer with about 170 employees working at two locations in Amesbury, Massachusetts. The company has a wide range of capabilities for producing RF / EMI and microwave absorbing materials and specializes in combining absorptive metallic filler compounds – including carbon, iron and nickel-coated graphite – with a proprietary blend of polymer resins to generate various matrix materials including structural composites and thermoplastics.

Hexcel Chairman, CEO and President Nick Stanage said, “ARC Technologies is a leader in materials science with talented people and a culture that is a strong fit with ours. This acquisition will combine two great research and technology teams to further develop next-generation products for both commercial and military aerospace and defense applications. Both companies are committed to maintaining strong customer relationships focused on innovative solutions so we will be well positioned to grow and enhance the business.”

ARC Technologies Founder & CEO Daniel P. Healey, III said, “This acquisition represents a major step in strengthening our capabilities in RF absorbing materials, thermoplastic products and specialty composites. Hexcel has a well-known industry reputation for producing high-performance structural materials, so the acquisition will improve our ability to offer the next generation of aerospace materials and advanced composites to our customers. Knowing Hexcel’s corporate credibility and culture, I’m confident that the acquisition will benefit both companies and all of our employees.”

ARC Technologies is expected to generate about $50 million in revenue in 2018. The agreed-upon purchase price is $160 million, which represents a multiple of 11.9 times 2018 expected adjusted EBITDA. The transaction is expected to be accretive to Hexcel’s earnings in 2019 and is subject to customary commercial and regulatory conditions and approvals. It is expected to close early in 2019.

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About Non-GAAP Financial Measures and Items Affecting Comparability

“EBITDA” (net income before net interest expense, income taxes, depreciation and amortization) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquired inventory fair value step-up) are “non-GAAP financial measures.” Hexcel provides adjusted EBITDA guidance for ARC Technologies and does not provide a reconciliation to the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for acquisition-related expenses, gains and losses and other charges reflected in the reconciliation of the non-GAAP financial measure, the amounts of which could be material.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The “forward-looking statements” in this press release include, without limitation, statements related to the planned acquisition of ARC Technologies and the timing and expected impact thereof, as well as the anticipated 2018 adjusted EBITDA and revenue of ARC Technologies. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different.  Such factors include, but are not limited to, the failure to obtain regulatory approvals for the transaction, the failure to satisfy other closing conditions for the transaction, unanticipated difficulties in integrating ARC Technologies’ operations into Hexcel’s operations and other factors detailed in the Forward Looking Statements and Risk Factors sections of Hexcel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 filed with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

About Hexcel

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures for use in commercial aerospace, space and defense and industrial applications.

Contact Information

Kaye Veazey | Vice President – Corporate & Marketing Communications | 203-352-0339 | Kaye.Veazey@hexcel.com